Limited Power of Attorney — Securities Compliance

This statement confirms that the undersigned, as an officer, director or beneficial owner of more than 10% of any class of any equity security of Juniper Networks, Inc. (the “Corporation”), hereby appoints Mitchell L. Gaynor the undersigned’s true and lawful attorney-in-fact and agent to complete and execute such Forms 144, Forms 3, 4 and 5 and other forms (including any amendments thereto) as such attorney shall in his discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933 (as amended), Section 16 of the Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned’s ownership, acquisition or disposition of securities of the Corporation, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Corporation and such other person or agency as the attorney shall deem appropriate. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent shall do or cause to be done by virtue hereof. The authority of Mitchell L. Gaynor under this Limited Power of Attorney shall continue until the undersigned is no longer required to file Forms 144, Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in securities of the Corporation, unless earlier revoked in writing. The undersigned acknowledges that Mitchell L. Gaynor is not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 (as amended) or Rule 144 promulgated under the Securities Act of 1933 (as amended).

This Limited Power of Attorney is executed at Sunnyvale, California as of the date set forth below.

/s/ Rami Rahim
Signature

Rami Rahim
Print Name

Oct. 22, 2012
Date